Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

HELIX ENERGY SOLUTIONS GROUP, INC.

ARTICLE I

NAME

The name of the Corporation is Helix Energy Solutions Group, Inc. (the “Corporation”).

ARTICLE II

TERM

The Corporation shall have perpetual existence.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”).

ARTICLE IV

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE V

CAPITALIZATION

5.1 Capitalization. The Corporation has authority to issue up to 410,000,000 shares of capital stock, consisting of up to 400,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and up to 10,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

5.2 Preferred Stock

(a) The board of directors (the “Board”) of the Corporation is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (the “Certificate”) (including any certificate of designation relating to such series of Preferred Stock).

5.3 Common Stock

(a) Voting.

(i) Subject to Article XIV, and subject to Delaware Law, each holder of Common Stock shall be entitled to one vote for each outstanding share of Common Stock held by such holder at all meetings of stockholders (and written actions in lieu of meetings if and when applicable); provided that any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(ii) Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to Delaware Law. Except as otherwise provided in this Certificate or required by Applicable Law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(iii) The holders of shares of Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to Applicable Law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of the Corporation’s capital stock, the holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

(d) Exchange for Jones Act Warrants. Any holder of Common Stock may, at its election, exercisable by written notice to the Corporation (including in connection with a transfer of such shares), exchange any shares of Common Stock for Jones Act Warrants exercisable for the same number of shares of Common Stock except to the extent such exchange would result in Non-U.S. Citizens beneficially owning, in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. Any holder of Common Stock may exercise such right at any time and from time to time, with respect to all or any portion of its shares of Common Stock and may similarly elect to receive Jones Act Warrants in lieu of shares of Common Stock upon any exercise of any warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock. Upon receipt of notice of any such election from a holder of Common Stock, the Corporation shall issue or cause to be issued the applicable Jones Act Warrants promptly and in any event within two business days after receipt of such notice (or on such later date as such holder would have been entitled to receive shares of Common Stock upon the exercise of the applicable warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock).

5.4 Withholding All actual or constructive payments, dividends and distributions on, or in redemption of, the Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes, shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the holders of such Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes, as the case may be, in respect of which such amounts were withheld. The Corporation shall have the right to take measures necessary to obtain cash to satisfy the Corporation’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the holders, including by retaining, selling or liquidating property of the applicable holders held by the Corporation in its custody or over which it has control. Each holder shall indemnify the Corporation and its Affiliates for, and hold harmless the Corporation and its Affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Corporation or any of its Affiliates in respect of the Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes held by such holder.

ARTICLE VI

MANAGEMENT

6.1 Board of Directors. Except as otherwise provided in this Certificate or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

6.2 Number of Directors. Subject to the rights granted to any holders of any one or more series of Preferred Stock then-outstanding or the rights granted pursuant to the Securityholders Agreement, the number of directors which shall constitute the Board (each a “Director” and together, the “Directors”) shall be fixed from time to time pursuant to resolutions of the Board.

6.3 Classes of Directors. The Directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III.

6.4 Election and Term of Office. The term of office of the initial Class II Directors shall expire at the first annual meeting of stockholders following the Effective Date, the term of office of the initial Class I Directors shall expire at the second annual meeting of stockholders after the Effective Date, and the term of office of the initial Class III Directors shall expire at the third annual meeting of the stockholders after the Effective Date. At each annual meeting of stockholders after the Effective Date, Directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Subject to the rights granted to any holders of any one or more series of Preferred Stock then-outstanding, each such Director shall hold office until the annual meeting of stockholders for the year in which such Director’s term expires and his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) shall so provide.

6.5 Newly-Created Directorships and Vacancies. Subject to the rights of any holders of any one or more series of Preferred Stock then-outstanding or the rights granted pursuant to the Securityholders Agreement, any newly created directorship on the Board that results from an increase in the number of Directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director (and not by stockholders), in each case subject to Jones Act Compliance. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

6.6 Removal and Resignation of Directors. Subject to the rights granted pursuant to the Securityholders Agreement, any or all of the Directors may be removed at any time with or without cause, but only by the affirmative vote of stockholders representing at least 68% of the voting power of all then-outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class. A Director may resign at any time from the Board by delivering his or her resignation in writing or by electronic transmission to the Board or to the Corporate Secretary of the Corporation. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event, and unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

6.7 Director and Officer Citizenship. Notwithstanding anything to the contrary in this Certificate, the Bylaws or the Securityholders Agreement, (i) all of the executive Officers of the Corporation, including the Chief Executive Officer, shall be U.S. Citizens, and (ii) the Corporation shall take all necessary action to cause in all events the Board to be in Jones Act Compliance, including (A) each of the Chairperson and the Lead Independent Director, if any, shall in all events be a U.S. Citizen and (B) no more than a minority of the number of Directors necessary to constitute a quorum of the Board (in order for the Corporation to continue as a U.S. Citizen) (or any committee thereof) shall be Non-U.S. Citizens.

6.8 Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article VI, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies, and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional Directors, shall forthwith terminate (in which case each such Director thereupon shall cease to be qualified as, and shall cease to be, a Director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VII

LIABILITY OF DIRECTORS AND OFFICERS

7.1 No Personal Liability. To the fullest extent permitted by Delaware Law, no Director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, as applicable. All references in this Article VII to a Director shall also be deemed to refer to such other Person or Persons, if any, who, pursuant to a provision set forth in this Certificate in accordance with Section 141(a) of Delaware Law, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board by Delaware Law.

7.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article VII, or the adoption of any provision of this Certificate inconsistent with this Article VII, shall not affect its application with respect to an act or omission by a Director or Officer occurring before such amendment, adoption, repeal or elimination. With respect to any act or omission occurring prior to the Effective Date, this Certificate shall not negatively impact the rights of any Director or Officer under the then-effective certificate of incorporation, which shall continue to govern. Solely for purposes of this Article VII, “Officer” has the meaning provided in Section 102(b)(7) of Delaware Law.

ARTICLE VIII

INDEMNIFICATION

8.1 Right to Indemnification and Advancement. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director, advisory director, board observer or officer of the Corporation or, while a Director, advisory director, board observer or officer of the Corporation, is or was serving at the request of the Corporation as a director, advisory director, board observer, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, advisory director, board observer or officer or in any other capacity while serving as a director, advisory director, board observer or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Applicable Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, advisory director, board observer, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and, except as provided in Section 7.01 of the Bylaws with respect to proceedings to enforce rights to indemnification and advance of expenses (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent not prohibited by law, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that Delaware Law requires, an advance of expenses shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.1 or otherwise. The Corporation may also, by action of the

Board, provide indemnification and advancement to employees and agents of the Corporation. Any reference to an officer of the Corporation in this Article VIII shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Controller, Treasurer and Corporate Secretary of the Corporation appointed pursuant to Article 5 of the Bylaws, and to any Executive or Senior Vice President, Vice President, Assistant Secretary, Assistant Controller or other officer of the Corporation appointed by the Board pursuant to Article 5 of the Bylaws, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this Article VIII unless such Person’s appointment to such office was approved by the Board pursuant to Article 5 of the Bylaws.

8.2 Service for Subsidiaries. Any Person serving as a director, advisory director, board observer, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this Article VIII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation. Any indemnification or advance of expenses under this Article VIII owed by the Corporation as a result of such Person’s service shall only be in excess of, and shall be secondary to, the indemnification or advance of expenses available from the applicable subsidiary, if any, and any applicable insurance policies.

8.3 Reliance. Persons who on or after the Effective Date become or remain Directors, advisory directors, board observers or officers of the Corporation or who, while a Director, advisory director, board observer or officer of the Corporation, become or remain a director, advisory director, board observer, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to (and on) the Effective Date. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

8.4 Non-Exclusivity of Rights; Continuation of Rights of Indemnification. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article VIII shall be deemed to be a contract between the Corporation and each Director, advisory director, board observer or officer of the

Corporation who serves or served in such capacity at any time while this Article VIII is in effect. Any repeal or modification of this Article VIII or repeal or modification of relevant provisions of Delaware Law or any other applicable laws shall not in any way diminish any rights to indemnification and advance of expenses of such Director, advisory director, board observer or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

8.5 Merger or Consolidation. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, advisory directors, board observers, officers and employees or agents, so that any Person who is or was a director, advisory director, board observer, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, advisory director, board observer, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.6 Savings Clause. To the fullest extent permitted by law, if this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each Person entitled to indemnification under Section 8.1 of this Certificate as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Person and for which indemnification and advance of expenses is available to such person pursuant to this Article VIII to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated.

ARTICLE IX

MEETINGS OF STOCKHOLDERS

9.1 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

9.2 Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairperson.

9.3 Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof; provided, that the Board may in its sole discretion determine that any such meeting shall, in addition to or instead of a physical location, be held by means of remote communication (including virtually).

ARTICLE X

BUSINESS COMBINATIONS

The Corporation shall not be governed by or subject to the provisions of Section 203 of Delaware Law as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XI

AMENDMENT

11.1 Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by Applicable Law, the following provisions in this Certificate, including any relevant definitions, as applied to such provisions, may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Articles VI, VII, IX, X, this XI, XIII and XIV.

11.2 Amendment of Bylaws. Subject, in all respects, to the consent rights and any other limitations set forth in this Certificate, the Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Notwithstanding anything to the contrary contained in this Certificate or any provision of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or Applicable Law, stockholders of the Corporation may only alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or adopt any provision inconsistent therewith with the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE XII

INCORPORATOR

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
William L. Transier	3505 West Sam Houston Pkwy North Suite 400 Houston, Texas 77043

ARTICLE XIII

SUBMISSION TO JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation (including any action or proceeding brought under the Securities Act of 1933, as amended, or the Exchange Act), (ii) any action asserting a claim of breach of fiduciary duty owed by any Director, advisory director, board observer, Officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its Directors, advisory directors, board observers, Officers or employees arising pursuant to any provision of Delaware Law, this Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its Directors, advisory directors, board observers, Officers or employees governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of Delaware Law, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, in which case a federal district court of the United States of America located in the State of Delaware shall be the exclusive forum.

If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

ARTICLE XIV

JONES ACT COMPLIANCE

14.1 Certain Definitions. For the purposes of this Article XIV, in addition to the applicable definitions set forth in Article XV, the following terms shall have the meanings specified below:

(a) “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including (i) original issuance of shares, (ii) issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, and (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law.

(b) “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including any recipient of shares resulting from (i) the original issuance of shares, (ii) the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, or (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law; all references to “transferees” shall also include, and the provisions of this Article XIV (including, without limitation, requirements to provide citizenship certifications, affidavits and other information) shall apply to, any beneficial owner on whose behalf a transferee is acting as custodian, nominee, fiduciary, purchaser representative or in any other capacity.

14.2 Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens shall not be permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any documents and other information as reasonable to demonstrate that it is, a U.S. Citizen under any Applicable Law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Section 14.3 through 14.8. The provisions of this Article XIV are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the Jones Act so that the Corporation does not cease to be qualified: (a) under the Jones Act to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is specifically authorized to make all determinations and to adopt and effect all policies and measures necessary or desirable, in accordance with Applicable Law and this Certificate, to fulfill the purposes or implement the provisions of this Article XIV; provided, however, that determinations with respect to redemptions of any Excess Shares (as defined below) shall be made only by the Board (or any duly authorized committee thereof).

14.3 Dual Share System.

(a) To implement the requirements set forth in Section 14.2, the Corporation may, but is not required to, institute a dual share system such that: (i) each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates and/or book entries (in the case of uncertificated shares) to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate or made available by the Corporation (in the case of book entry shares) in which a proposed transferee of title to shares shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to the citizenship of such proposed transferee; (iii) a certification shall be submitted by such proposed transferee (which may include as part thereof a form of affidavit), upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such proposed transferee is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Certificate as it may deem necessary or advisable in order to implement a dual share system consistent with the requirements set forth in Section 14.2 and to ensure compliance with such system and such requirements.

(b) A conspicuous statement shall be set forth on the face or back of each certificate and/or on each book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Certificate; and (ii) the Corporation will furnish, without charge, to each stockholder of the Corporation who so requests a copy of this Certificate.

14.4 Restrictions on Transfers.

(a) No shares of any class or series of the capital stock of the Corporation may be transferred to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by Non-U.S. Citizens individually or in the aggregate would exceed the applicable Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause Non-U.S. Citizens individually or in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the applicable Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in this Article XIV, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article XIV. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) shall have expressly and specifically authorized the same.

(b) In connection with any proposed or purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed or purported transferee of shares may be required by the Corporation or its transfer agent (if any) to deliver (i) a certification by such transferee or proposed or purported transferee (which may include as part thereof a form of affidavit) upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such transferee or proposed or purported transferee is a U.S. Citizen, and (ii) such other documentation and information concerning the citizenship of such transferee or proposed or purported transferee (as applicable) under Section 14.8 as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Corporation upon refusal to furnish, or failure to adequately so evidence as requested, any of the foregoing citizenship certifications, documentation or information requested by the Corporation. Each proposed or purported transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed or purported transferee and such proposed or purported transferee’s responses thereto.

(c) In the event that any transferee is a Non-U.S. Citizen and fails to disclose that it is a Non-U.S. Citizen at the time that it acquires title to shares of capital stock, (i) the Corporation may in its sole discretion direct its transfer agent to mark such shares “Non-U.S. Citizen” and (ii) irrespective of whether the number of shares of such class or series beneficially owned by Non-U.S. Citizens individually or in the aggregate exceed the applicable Permitted Percentage for such class or series, the Corporation may in its sole discretion treat such shares as Excess Shares until the earlier to occur of (x) the shares are transferred to a U.S. Citizen, (y) the shares are redeemed by the Corporation or (z) twelve months following the next annual meeting of stockholders (unless at such time the Permitted Percentage is exceeded).

(d) Notwithstanding any of the provisions of this Article XIV, the Corporation shall be entitled (but not obligated) to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent, if any) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

14.5 Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the applicable Permitted Percentage of such applicable class or series of capital stock, the applicable “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article XIV shall be (x) those shares that have been purported to be acquired by or purported to become beneficially owned by Non-U.S. Citizens, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of purported acquisition, all other purported acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares purported to be beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of purported acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article XIV; (b) the Corporation may, in its reasonable discretion, rely on any documentation provided by Non-U.S. Citizens with respect to the date and time of their purported acquisition of beneficial ownership of Excess Shares; (c) if the purported acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of purported acquisition is not definitively established, then the order in which such purported acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article XIV, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 14.5 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

14.6 Redemption.

(a) In the event that (i) Section 14.4(a) would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (including by reason of the applicability of Section 14.9), (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate to exceed the applicable Permitted Percentage and thereby constitute an Excess Share, or (iv) a beneficial owner of a share of any class or series of capital stock of the Corporation has been determined to be or is to be treated as a Non-U.S. Citizen pursuant to Section 14.7 or 14.8, respectively, and the beneficial ownership of such share by such Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem such Excess Share in accordance with this Section 14.6, unless the Corporation does not have sufficient lawfully available funds to permit such redemption or such redemption is not otherwise permitted under Delaware Law or other provisions of Applicable Law; provided, however, that the Corporation shall not have any obligation under this Section 14.6 to redeem any one or more Excess Shares.

(b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 14.6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, to the fullest extent permitted by Applicable Law:

(i) the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares; and

(ii) the Corporation shall (so long as such Excess Shares exist) pay into a segregated account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into a segregated account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 14.6(c)(iii)), provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 14.6.

(c) The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 14.6 shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Jones Act Warrant (or such higher number of Jones Act Warrants or a fraction of a Jones Act Warrant, as the case may be, then exercisable for one share of such applicable class or series of Excess Shares) for each Excess Share; provided, however, that if the Corporation determines that such Jones Act Warrant would be treated as capital stock under the Jones Act or that the Corporation may not issue such Jones Act Warrant for any reason, then the Redemption Price shall be paid, as determined by the Board (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes or (C) by any combination of cash and Redemption Notes (it being understood that all Excess Shares of the same class or series of capital stock of the Corporation being redeemed in the same transaction or any series of related transactions shall be redeemed for the same amount per Excess Share and in the same form of consideration);

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of record of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Section 14.6(b) (which shall be in full satisfaction of any right of the holder to any amount(s) in such segregated account to the extent relating to such Excess Share);

(iii) written notice of the redemption of the Excess Shares containing the information set forth in Section 14.6(c)(v), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holder(s);

(iv) the date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Jones Act Warrants, cash and/or Redemption Notes;

(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 14.6(c)(iv)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) on and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(vii) upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account in accordance with Section 14.6(b)(ii), then, to the fullest extent permitted by Applicable Law, such amounts shall be released to the Corporation upon the completion of such redemption.

(d) Nothing in this Section 14.6 shall prevent the recipient of a Redemption Notice from transferring its Common Stock before the Redemption Date if such transfer is otherwise permitted under this Certificate and Applicable Law and the recipient provides notice of such proposed or purported transfer to the Corporation along with the documentation and information required under Sections 14.4(b) and 14.8 establishing that the proposed or purported transferee is a U.S. Citizen to the satisfaction of the Corporation in its reasonable discretion before the Redemption Date. If such conditions are met, the Board (or any duly authorized committee thereof) shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section 14.6 and the Redemption Notice.

14.7 Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment including, at its option, with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock for the purposes of this Article XIV. In determining the citizenship of any beneficial owners or their transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock, the Corporation may, absent other available information to the contrary, rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 14.4(b) and the written statements and affidavits required under Section 14.8 given by the beneficial owners or their transferees or proposed or purported transferees, in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others, to prove the citizenship of such beneficial owners, transferees or proposed or purported transferees (or any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees or proposed or purported transferees (and any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees) may also be subject to documents and other information as the Corporation may deem reasonable pursuant to Section 14.8(b). The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees or proposed or purported transferees in accordance with the provisions of Article XIV shall be conclusive.

14.8 Requirement to Provide Citizenship Information.

(a) In furtherance of the requirements of Section 14.2, and without limiting any other provision of this Article XIV, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 14.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i) promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(ii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(iii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv) promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address and other contact information as may be requested by the Corporation; and

(v) every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b) The Corporation may at any time require documents and other information as it may request as reasonable, in addition to the citizenship certifications required under Section 14.4(b) and the written statements and affidavits required under Section 14.8(a), of the citizenship of the beneficial owner or the transferee or proposed or purported transferee of shares of any class or series of the Corporation’s capital stock.

(c) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 14.8) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 14.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 14.8(a) as reasonable to confirm citizenship required under Section 14.8(b), and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then, to the fullest extent permitted by Applicable Law: (A)(x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XIV; provided, however, that the Corporation shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii)(A) to any of the shares of such beneficial owner in any particular instance; and (B) the Corporation, upon approval by the Board (or any duly authorized committee thereof) in its sole discretion, shall have the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Corporation receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

(d) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 14.8) from the transferee or proposed or purported transferee of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 14.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 14.8(a) or under Section 14.8(b), and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XIV, by the date set forth in such written request, the Corporation, acting through its Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent (if any), until such requested documentation is so submitted and the Corporation is satisfied that the proposed or purported transfer of shares will not result in Excess Shares.

14.9 Severability. Each provision of this Article XIV is intended to be severable from every other provision. If any one or more of the provisions contained in this Article XIV is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article XIV shall not be affected, and this Article XIV shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

ARTICLE XV

ADDITIONAL DEFINED TERMS

15.1 Except as otherwise set forth in this Certificate, the following terms used in this Certificate shall have the meanings specified below:

(a) “Affiliate” of any specified Person means (i) each other Person who, directly or indirectly, controls, is controlled by or is under common control with such specified Person and (ii) each Affiliated Fund of such specified Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise; provided, however, that (x) none of the Investors and their respective Affiliates shall be considered an Affiliate of the Corporation or its controlled Affiliates; (y) none of the Corporation and its controlled Affiliates shall be considered Affiliates of any Investor or its respective Affiliates; and (z) the Investors and their respective Affiliates shall not be considered Affiliates of each other solely by virtue of being party to the Securityholders Agreement or their investments in the Corporation.

(b) “Affiliated Fund” means, with respect to any Person, a fund, investment vehicle, managed account (including separately managed accounts) or other entity now or hereafter existing that is directly or indirectly controlled, managed, advised or sub-advised by (i) such Person, (ii) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor or (iii) an Affiliate of (x) such Person or (y) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor (in each case, excluding any portfolio company of such Person).

(c) “Anti-Dilution Warrant” means a warrant to purchase a Demand Note issued pursuant to and in accordance with the Jones Act Warrant Agreement to the holders of Jones Act Warrants, which warrant shall have the terms set forth in and as governed by the Anti-Dilution Warrant Agreement.

(d) “Anti-Dilution Warrant Agreement” means that certain Amended and Restated Jones Act Anti-Dilution Warrant Agreement, dated as of the Effective Date, by and between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(e) “Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (ii) any consents or approvals of any Governmental Authority; and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

(f) “Chairperson” means the chair of the Board.

(g) “Commission” means the United States Securities and Exchange Commission.

(h) “Demand Note” means a non-interest-bearing demand note issuable in connection with the exercise of an Anti-Dilution Warrant pursuant to the terms of the Anti-Dilution Warrant Agreement.

(i) “Effective Date” means September 1, 2026.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

(k) “Fair Market Value” shall mean, with respect to a share of Common Stock, (i) at any time the Common Stock is listed or quoted for trading on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board or any other national securities exchange, the arithmetic average of the daily VWAP of a share of Common Stock for the ten (10) consecutive trading days on which shares of Common Stock traded immediately preceding the date of measurement; or (ii) otherwise, the value of a share of Common Stock as reasonably determined in good faith by the Board assuming such asset was sold in an arm’s-length transaction between a willing buyer and a willing seller occurring on the date of valuation, taking into account all relevant factors determinative of value (and giving effect to any transfer taxes payable in connection with such sale). For all purposes hereunder, the determination of the Fair Market Value by the Board (or compensation committee or similar committee of the Board) shall be deemed conclusive, final and binding (and shall not be subject to collateral attack for any reason).

(l) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including the U.S. Coast Guard, and the U.S. Maritime Administration, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(m) “Investor” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(n) “Investor Director” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(o) “Investor Group” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(p) “Jones Act” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels (each, a “U.S. Vessel”) for the carriage or transport of merchandise or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor thereto as amended or supplemented from time to time (“U.S. Coastwise Trade”).

(q) “Jones Act Compliance” means compliance by the Corporation with the U.S. citizenship requirements of the Jones Act to be eligible to own and operate U.S. Vessels in U.S. Coastwise Trade or to obtain a coastwise endorsement.

(r) “Jones Act Warrant Agreement” means the Amended and Restated Jones Act Warrant Agreement, dated as of the Effective Date, by and between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(s) “Jones Act Warrants” means warrants to purchase a number of shares of Common Stock on the terms set forth in and as governed by the Jones Act Warrant Agreement. In accordance with the terms of the Jones Act Warrant Agreement, a holder of Jones Act Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Corporation that it is a U.S. Citizen shall not be permitted to exercise its Jones Act Warrants to the extent the receipt of the Common Stock upon exercise thereof would cause such shares of Common Stock to constitute Excess Shares if they were issued. Holders of Jones Act Warrants, as such, shall not have any rights or privileges of stockholders of the Corporation, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Corporation, until they exercise their Jones Act Warrants and receive shares of Common Stock.

(t) “Non-U.S. Citizen” means any Person who is not a U.S. Citizen.

(u) “Officer” means an officer of the Corporation.

(v) “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation: (i) with respect to all Non-U.S. Citizens in the aggregate, 21% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; and (ii) with respect to any individual Non-U.S. Citizen, 4.9% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; provided, however, that if the percentage of any class or series of capital stock outstanding on the Effective Date that is owned by Non-U.S. Citizens in the aggregate shall exceed 21% of the outstanding shares of such class or series on the Effective Date, the Permitted Percentage (insofar as it relates to clause (i) of the definition of Permitted Percentage) shall be the lesser of (x) the minimum percentage owned by Non-U.S. Citizens in the aggregate on or subsequent to the Effective Date and (y) 24% and shall continue to be the Permitted Percentage until the first subsequent date that the percentage of such class or series owned by Non-U.S. Citizens decreases to 21% or less, and from such subsequent date forward, the Permitted Percentage as contemplated in clause (i) of the definition of Permitted Percentage shall be 21%.

(w) “Person” means any individual, firm, partnership, limited liability or other company, corporation, joint venture or other entity, and shall include any successor (by merger, business combination or otherwise) of such entity.

(x) “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such Redemption Notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(y) “Securityholders Agreement” means the Securityholders Agreement, dated as of the Effective Date, by and among the Corporation and the holders listed therein, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(z) “Subsidiary” of any Person means (i) a corporation a majority of whose outstanding shares of capital stock or other equity securities with voting power, under ordinary circumstances, to elect directors (or similar function) is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) each other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, (A) is the general partner of such Person or (B) has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

(aa) “U.S. Citizen” means a citizen of the United States which is eligible and qualified to own and operate U.S. Vessels in the U.S. Coastwise Trade.

(bb) “U.S. Coastwise Trade” has the meaning ascribed to such term in the definition of “Jones Act” in this Certificate.

(cc) “U.S. Vessel” has the meaning ascribed to such term in the definition of “Jones Act” in this Certificate.

(dd) “VWAP” means, for any trading day, the price for shares of Common Stock determined by the daily volume weighted average price per share of Common Stock for such trading day on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if shares of Common Stock are not listed or quoted on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as reported by the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

15.2 Construction. Whenever the context requires, the gender of all words used in this Certificate includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles, Sections and subsections refer to articles, sections and subsections of this Certificate. Whenever the words “include,” “includes” or “including” are used in this Certificate, they shall be deemed to be followed by the words “without limitation.”

ARTICLE XVI

16.1 Effectiveness. This Certificate of Incorporation shall become effective at 7:30 a.m., Eastern Time, on September 1, 2026, for accounting purposes only.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is his act and deed and that all facts stated herein are true, and accordingly, has executed this Certificate of Incorporation this 31st day of August, 2026.

By:	/s/ William L. Transier
Name: William L. Transier Incorporator

[Signature Page to Certificate of Incorporation of Helix Energy Solutions Group, Inc.]